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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[X] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to Issuer
                                         |                                            |              (Check all applicable)
   Hunt             Terrence             |                                            |   __ Director              __ 10% Owner
   M.                                    |                           KNT              |   __ Officer (give          X Other (specify
---------------------------------------------------------------------------------------               title                  below
   (Last)           (First)              |3. IRS or Social Security  |4. Statement for|               below)
                                         |   Number of Reporting     |   Month/Year   |
            3900 Inverness               |   Person (Voluntary)      |   March 2000   |                Former Director
------------------------------------------                           ---------------------------------------------------------------
                (Street)                 |                           |5. If Amendment,|7. Individual or Joint/Group Filing
                                         |                           |   Date of      |   (Check applicable line)
                                         |                           |   Original     |     X Form filed by One Reporting Person
    Houston       Texas                  |                           |   (Month/Year) |    __ Form filed by More than One Reporting
            77019                        |                           |                |       Person
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    (City)        (State)        (Zip)   |
                                         |   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                     |2. Trans-  |3. Trans-  |4. Securities Acquired (A)|5. Amount of |6. Owner-  |7. Nature of
   (Instr. 3)                            |   action  |   action  |   or Disposed of (D)     |   Securities|   ship    |   Indirect
                                         |   Date    |   Code    |   (Instr. 3, 4 and 5)    |   Benefic-  |   Form:   |   Beneficial
                                         |           |   (Instr. |--------------------------|   Owned at  |   Direct  |   Ownership
                                         |  (Month/  |   8)      | Amount | (A) or |  Price |   End of    |   (D) or  |   (Instr. 4)
                                         |   Day/    |           |        | (D)    |        |   Issuer's  |   Indirect|
                                         |   Year)   |           |        |        |        |   Fiscal    |   (I)     |
                                         |           |           |        |        |        |   Year      |   (Instr. |
                                         |           |           |        |        |        |   (Instr. 3 |    4)     |
                                         |           |           |        |        |        |   and 4)    |           |
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Common                                   | 07/12/96  |     P     | 1,000  |    A   |   18   |             |     I     |   Fam. Part.
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Common                                   | 08/06/96  |     P     |   100  |    A   | 21 3/8 |             |     I     |   Fam. Part.
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Common                                   | 08/07/96  |     P     |   900  |    A   | 21 3/8 |             |     I     |   Fam. Part.
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Common                                   | 08/08/96  |     P     | 1,000  |    A   |   20   |             |     I     |   Fam. Part.
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Common                                   | 09/06/96  |     P     |  2,000 |    A   | 16 1/2 |             |     I     |   Fam. Part.
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Common                                   | 08/09/96  |     P     |  3,000 |    A   | 20 1/4 |             |     I     | Child Trust
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Common                                   | 09/06/96  |     P     |    950 |    A   | 16 3/4 |             |     I     | Child Trust
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Common                                   | 07/31/98  |     P     |     64 |    A   | 15 3/8 |             |     I     | Child Trust
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Common                                   | 08/09/96  |     P     |  3,000 |    A   | 20 1/4 |             |     I     | Child Trust
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Common                                   | 09/06/96  |     P     |    950 |    A   | 16 3/4 |             |     I     | Child Trust
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Common                                   | 07/31/98  |     P     |     64 |    A   | 15 3/8 |             |     I     | Child Trust
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Common                                   | 08/09/96  |     P     |  3,000 |    A   | 20 1/4 |             |     I     | Child Trust
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Common                                   | 09/06/96  |     P     |    950 |    A   | 16 3/4 |             |     I     | Child Trust
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Common                                   | 07/31/98  |     P     |     64 |    A   | 15 3/8 |             |     I     | Child Trust
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Common                                   | 12/17/97  |     P     |    100 |    A   | 20 1/16|             |     I     |      Mother
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Common                                   | 07/31/98  |     P     |    125 |    A   | 15 3/8 |             |     I     |        Wife
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Common                                   | 01/01/97  |     P     |581,134 |    A   |Seebelow|             |     I     |  Fam. Trust
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Common                                   | 08/07/96  |     P     |  2,000 |    A   | 21 1/8 |             |     D     |
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Common                                   | 09/06/96  |     P     |    800 |    A   | 16 3/4 |             |     D     |
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Common                                   | 09/04/96  |     P     |    650 |    A   |   21   |             |     D     |
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Common                                   | 08/29/96  |     P     |  2,000 |    A   | 21 3/4 |             |     D     |
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Common                                   | 09/09/96  |     P     |  2,700 |    A   | 17 3/8 |             |     D     |
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Common                                   | 05/14/97  |     P     |  2,900 |    A   | 27 7/8 |             |     D     |
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Common                                   | 05/14/97  |     P     |    100 |    A   | 27 3/4 |             |     D     |
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Common                                   | 12/17/97  |     P     |  8,600 |    A   | 20 1/16|             |     D     |
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Common                                   | 07/03/98  |     P     |    149 |    A   | 15 3/8 |             |     D     |
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Common                                   | 08/20/99  |     P     | 15,000 |    A   | 14.59  |   633,300   |     D     |
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* If the report is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5

Reminder: Report on a separate line for each class of securities beneficially owned directory or indirectly.

                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of  |2. Conver- |3. Trans- |4. Trans- |5. Number  |6. Date       |7. Title and |8. Price |9. Number |10. Owner- |11. Nature
   Derivative|   sion or |   action |   action |   of Der- |   Exercisable|   Amount of |   of    |   of     |    ship of|    of in-
   Security  |   Exercise|   Date   |   Code   |   ivative |   and Expira-|   Underlying|   Deriv-|   Deriv- |    Deriv- |    direct
   (Inst. 3) |   Price of|   (Month/|   (Inst. |   Secur-  |   ation Date |   Securities|   ative |   ative  |    ative  |    Benef-
             |   Deriv-  |   Day/   |    8)    |   ities   |   (Month/Day/|   (Instr. 3 |   Secu- |   Secur- |    Secur- |    icial
             |   ative   |   Year)  |          |   Acquired|   Year)      |   and 4)    |   rity  |   ities  |    ity:   |    Owner-
             |   Security|          |          |   (A) or  |-----------------------------   (Inst.|   Benef- |    Direct |    ship
             |           |          |          |   Disposed|Date  |Expira-|Title |Amount|    5)   |   icially|    (D) or |    (Instr
             |           |          |          |   of (D)  |Exerc-|tion   |      |or Num|         |   Owned  |    Indi-  |    4)
             |           |          |          |   (Inst.  |isable|Date   |      |ber of|         |   at End |    rect   |
             |           |          |          |   3, 4 and|      |       |      |Shares|         |   of Year|    (l)    |
             |           |          |          |   5)      |      |       |      |      |         |   (Instr.|    (Instr.|
             |           |          |          |---------- |      |       |      |      |         |    4)    |     4)    |
             |           |          |          |(A) | (B)  |      |       |      |      |         |          |           |
             |           |          |          |    |      |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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             |           |          |          |     |     |      |       |      |      |         |          |           |
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Explanation of Responses:

   Mr. Hunt resigned as a director of the issuer on July 2, 1999. Since that date he has no longer been subject to Section 16 of the
Securities Exchange Act of 1934. The 581,134 shares of the issuer received in January 1997 were the result of acquisition of Mr.
Hunt's company effected by means of a stock exchange.

                                                                           /s/ T.M. Hunt                     January 31, 2000
                                                                           --------------------------------------------------
                                                                           **Signature of Reporting Person               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
C.78ff(a). See

   Note: File three copies of this Form, one of which must be manually signed. Instructions ????????????????????????????????
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